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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No.1 to Registration Statement No. 333-49500 of Nuvera Fuel Cells, Inc. (a development stage Company) of our report dated November 3, 2000 (___, 2001 as to the last paragraph of Note 12) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Nuvera Fuel Cells, Inc. as a development stage enterprise) appearing in the prospectus, which is a part of such Registration Statement and to the reference to us under the heading "Experts" in such prospectus.


Boston, Massachusetts


The foregoing consent is in the form that will be signed upon the occurrence of the stock split described in Note 12 to the consolidated financial statements of the Company and assuming that from January 26, 2001 to the date of such completion no other material events have occurred that would affect the consolidated financial statements of the Company . If the share exchange ratio changes, all references to number of shares, per share amounts and stock opinion data included within the consolidated financial statements will also change.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 2, 2001